Exhibit 99.1

COMPANY CONTACT:	Vion Pharmaceuticals, Inc.
Alan Kessman, Chief Executive Officer
Howard B. Johnson, President & CFO
(203) 498-4210
VION PHARMACEUTICALS ENGAGES MERRIMAN CURHAN FORD
TO EVALUATE STRATEGIC ALTERNATIVES
NEW HAVEN, CT, October 12, 2009 — VION PHARMACEUTICALS, INC. (OTC BULLETIN BOARD: VION) announced today that it had hired the investment banking firm Merriman Curhan Ford & Co. to assist in evaluating its strategic alternatives. These alternatives include any combination of a restructuring of the Company and its debt and a sale of the Company or its assets. The Company may also consider financing options.
As previously reported, the Oncologic Drugs Advisory Committee (ODAC), which is the cancer drug advisory panel of the U.S. Food and Drug Administration (FDA), voted in favor of Vion completing a randomized study defining the efficacy and safety of the Company’s lead oncology therapeutic Onrigin™ (laromustine) Injection prior to receiving regulatory approval from the FDA. Vion had presented data for Onrigin™ for remission induction treatment for patients sixty years of age or older with de novo poor-risk acute myeloid leukemia (AML). As Vion would need to raise additional capital to finance a new randomized trial, the Company is evaluating its strategic alternatives. If Vion is unsuccessful in achieving a restructuring, sale, financing or any other strategic transaction or combination thereof, it may have to consider curtailing or ceasing operations or liquidating its assets.
About Vion Pharmaceuticals
Vion Pharmaceuticals, Inc. is committed to extending the lives and improving the quality of life of cancer patients worldwide by developing and commercializing innovative oncology therapeutics. Vion has two agents in clinical trials, Onrigin™ (laromustine) Injection and Triapine®. The Company has submitted a New Drug Application to the FDA for Onrigin™ for remission induction treatment for patients sixty years of age or older with de novo poor-risk AML. The FDA’s Oncologic Drug Advisory Committee has recommended to the FDA that a new randomized trial for Onrigin™ be completed prior to regulatory approval. Triapine®, a potent inhibitor of a key step in DNA synthesis, is being evaluated in clinical trials sponsored by the National Cancer Institute. For additional information on Vion and its product development programs, visit the Company’s Internet web site at www.vionpharm.com.
This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion’s plans to differ or results to vary from those expected, including Vion being unsuccessful in achieving its strategic alternatives, including any combination of a restructuring of the Company and its debt, a sale of the Company or its assets, and raising new capital, in which case it may have to consider curtailing or ceasing operations or liquidating its assets, Vion’s potential inability to obtain regulatory approval for its products, particularly Onrigin™ (laromustine) Injection, delays in the regulatory approval process, particularly for Onrigin™ (laromustine) Injection, delays or unfavorable results of drug trials, the possibility that favorable results of earlier preclinical studies, clinical trials or interim clinical trial data are not confirmed by safety and efficacy results in later or final clinical trials, the need for additional research and testing, including the need for a new randomized trial of Onrigin™ prior to regulatory approval in accordance with the recommendation of the Oncologic Drug

Advisory Committee, the inability to manufacture product, the potential inability to secure external sources of funding to continue operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, and a variety of other risks set forth from time to time in Vion’s filings with the Securities and Exchange Commission, including but not limited to the risks attendant to the forward-looking statements included under Item 1A, “Risk Factors” in Vion’s Form 10-K for the year ended December 31, 2008 and Vion’s Form 10-Q for the quarter ended June 30, 2009. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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